                                                                    EXHIBIT 10.2

                                                                Redacted Version

                              EMPLOYMENT AGREEMENT

                                 BY AND BETWEEN

                              PROCYTE CORPORATION

                                      AND

                                 SUSAN BROWNER

                           DATED AS OF APRIL 27, 1998


     "[ * ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                    CONTENTS


     1.   Employment                                                          1
     2.   Attention and Effort                                                2
     3.   Term                                                                2
     4.   Compensation                                                        2
          4.1  Base Salary                                                    2
          4.2  Bonus                                                          3
          4.3  Key Employee Earnout                                           3
          4.4  Election to Board of Directors                                 4
          4.5  Stock Options                                                  4
     5.   Benefits                                                            4
     6.   Termination                                                         5
          6.1  By The Company                                                 5
          6.2  By The Executive                                               5
          6.3  Automatic Termination                                          5
          6.4  Notice                                                         5
     7.   Termination Payments                                                6
          7.1  Termination by the Company                                     6
          7.2  Termination by Executive                                       6
          7.3  Expiration of Term                                             6
          7.4  Payment Schedule                                               6
          7.5  Cause                                                          7
     8.   Noncompetition, Nonsolicitation, and Confidentiality                7
          8.1  Applicability                                                  7
          8.2  Noncompetition                                                 7
          8.3  Nonsolicitation                                                8
          8.4  Assignment of Property                                         8
          8.5  Disclosure and Protection of Inventions                        9
          8.6  Nondisclosure; Return of Materials                             9
          8.7  Enforcement of Covenants; Equitable Relief                    10
          8.8  Effect of Violation                                           10
          8.9  Definition of the Company                                     10
     9.   Representations and Warranties                                     11
          9.1  No Violation of Other Agreements                              11
          9.2  Patents, Etc.                                                 11
     10.  Change of Control and Indemnification Agreements                   11
     11.  Notice and Cure of Breach                                          11
     12.  Form of Notice                                                     11
     13.  Assignment                                                         12


     14.  Waivers                                                            13
     15.  Arbitration                                                        13
     16.  Amendments in Writing                                              13
     17.  Governing Law                                                      14
     18.  Severability                                                       14
     19.  Headings                                                           14
     20.  Counterparts                                                       14
     21.  Entire Agreement                                                   14

                              EMPLOYMENT AGREEMENT


     This Employment Agreement (this "Agreement") is made as of this 27th day of
                                      ---------
April, 1998, between ProCyte, a Washington corporation (the "Company"), and
                                                             -------
Susan Browner (the "Executive").
                    ---------

                                    RECITALS

     A.  The Company and HumaTech Corp, a Florida corporation ("HumaTech") are
                                                                --------
parties to that certain Purchase and Sale Agreement dated as of April 27, 1998 (the "Purchase Agreement") pursuant to which the Company will acquire from
      ------------------
HumaTech substantially all of the assets of HumaTech in exchange for cash and Company common stock.

     B. The Executive is knowledgeable and experienced in the business to be acquired by the Company from HumaTech. Therefore, the Company desires to employ the Executive, and the Executive desires to accept such employment, upon and subject to the terms and conditions contained in this Agreement.

     C. It is a condition of the consummation of the transactions contemplated by the Purchase Agreement that the Company and the Executive enter into this Agreement.

     D. As a result of the employment of Executive hereunder, Executive will become thoroughly familiar with the Company's affairs, trade secrets, customers, potential customers, markets, operations, business and other proprietary information on the date hereof, and could effectively compete against the Company as a result of such knowledge. It is critical to the financial position and other interests of the Company that the Executive not compete with the Company as set forth herein.

                                   AGREEMENTS

     NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereby agree as follows:

1.   EMPLOYMENT

     The Company will employ Executive and Executive will accept employment by the Company as its President of the HumaTech Division, or in such other executive position which is mutually agreed to with the President of the Company (the "President"). Executive will have such authority, subject to the Company's
----------
Articles of Incorporation and Bylaws, as may be granted from time to time by the President. Executive will perform the duties assigned in the Company's Bylaws and such other duties as may be mutually agreed from time to time by the Executive and the President, which relate to the business of the Company, its subsidiaries, or any business venture in which the Company or its subsidiaries may participate.

2.   ATTENTION AND EFFORT

     Executive will devote all of her entire productive time, ability, attention and effort to the Company's business and will skillfully serve its interests during the term of this Agreement. Executive agrees that, during her employment hereunder, she will not undertake without the prior written consent of the Company any outside activity, whether or not competitive with the business of the Company, that could reasonably give rise to a conflict of interest or otherwise interfere with her duties and obligations to the Company.

     Executive acknowledges that employment with the Company and performance of her duties set forth herein may require relocation of the Executive to Seattle, Washington at any time during the term of this Agreement, provided that in the event of such relocation, the Company shall pay the Executive's reasonable moving expenses.

3.   TERM

     Unless otherwise terminated pursuant to Section 6 of this Agreement, Executive's term of employment under this Agreement shall expire two (2) years from the date hereof.

4.   COMPENSATION

     During the term of this Agreement, the Company agrees to pay or cause to be paid to Executive, and Executive agrees to accept in exchange for the services rendered hereunder by her, the following compensation:

     4.1  BASE SALARY

     Executive's compensation shall consist, in part, of an annual salary of One Hundred Thousand Dollars ($100,000) before all customary payroll deductions. Such annual salary shall be paid in substantially equal installments and at the same intervals as other officers of the Company are paid. The Board of Directors based on the recommendation of the President shall determine in its sole discretion any increases in the amount of the annual salary.

     4.2  BONUS

     Executive is entitled to receive, in addition to the annual salary described above, an annual bonus in the amount of $25,000 for each year of the two-year term of this Agreement. Thereafter, Executive shall participate in the regular Company executed bonus program. In addition, a separate bonus of $37,500 for each year of the two-year term of this Agreement shall be paid if the Net Twelve-Month Sales Target for such year as set forth in Section 4.3(a) is achieved.

     4.3  KEY EMPLOYEE EARNOUT

     (a) Two additional payments to Executive ("Earnout Payments") shall be made
                                                ----------------
within thirty (30) days after the first and second anniversaries of the date hereof if the following sales targets for the two twelve (12) month periods following the date hereof for HumaTech Products are met and if Executive remains in the employment of the Company for each period. For purposes of this Section 4.3, "HumaTech Products" means all hair care (such as Tricomin) and skin care
      -----------------
(such as Complex cu3 or Pillo Pro) products sold by the Company except wound care products sold by Bard Medical or other licensees, Tricomin products sold to the GraftCyte accounts set forth on Schedule 3, skin care products sold by Osmotics or other licensees, and GraftCyte-branded products.


                                                  Minimum                 Net           Minimum Net Sales
                              Earnout             Number              Twelve-Month      to Earn Prorated
   Anniversary               Payment(1)         of Shares(1)          Sales Target           Amount
------------------        ---------------     ---------------       ----------------   ------------------
      First                   $100,000             40,000                 [ * ]              [ * ]
      Second                  $100,000             20,000                 [ * ]              [ * ]

(1) Subject to proration if twelve-month sales are less than target, but above minimum sales level.





--------------------

[ * ]  Confidential Treatment Requested

          (b) Any Earnout Payment shall be paid, at the election of the Company, either in cash or in Purchaser common stock valued on the basis of the 20-day average of the closing prices ending with the eighth business day after the end of the 12-month period; provided however that the Earnout Payment, if paid in Company common stock, will in no case be less than the number of shares set forth in the table above, as adjusted.

          (c) The Earnout Payments and minimum number of shares will be prorated
(i) in the case of any Earnout Payment for the first twelve months, based on the portion of the net sales revenue above [ * ] and less than [ * ], but no Earnout Payment will be made if net sales revenues are less than [ * ] and (ii) in the case of any Earnout Payment for the second twelve months, based on the portion of the net sales revenue above [ * ] and less than [ * ], but no such Earnout Payment will be made if net sales revenues are less than [ * ]. No second Earnout Payment will be made if net sales for the second twelve months are less than 90% of net sales for the first twelve months. If the Net Twelve-Month Sales Target for the first 12-month period is not achieved but is more than [ * ], then the Net Twelve-Month Sales Target for the second 12-month period shall continue to be [ * ] and the shortfall from the first 12-month period can be earned to the extent the sales for the second 12-month period exceed [ * ] up to the amounts of such shortfall.

     4.4  ELECTION TO BOARD OF DIRECTORS

     If the Executive is elected to and agrees to serve as a director of the Board of Directors pursuant to Section 6.2 of the Purchase Agreement, Executive shall serve in that capacity without further compensation.

     4.5  STOCK OPTIONS

     Subject to the discretion of the Board of Directors, Executive shall be eligible to receive a stock option for One Hundred Thousand (100,000) shares of Company common stock under the Company's 1989 Restated Stock Option Plan (the "Plan"). The option, if granted, shall be subject to two-year vesting from the
-----
effective date of the grant (with a one-half of the shares to vest on each anniversary of the date of grant) and to all the terms and conditions of the Plan.





-----------------------
[ * ]  Confidential Treatment Requested

5.   BENEFITS

     During the term of this Agreement, Executive will be entitled to participate in, subject to and in accordance with applicable eligibility requirements, such fringe benefit programs as may be provided from time to time by, to the extent required, action of the Board of Directors (or any person or committee appointed by the Board of Directors to determine fringe benefit programs and other emoluments). Executive will be eligible for fifteen (15) days of vacation per year.

6.   TERMINATION

     Employment of Executive pursuant to this Agreement may be terminated as follows, but in any case, the provisions of Section 8 hereof shall survive the termination of this Agreement and the termination of Executive's employment hereunder:

     6.1  BY THE COMPANY

     With or without Cause (as defined below), the Company may terminate the employment of Executive at any time during the term of employment upon giving Notice of Termination (as defined below).

     6.2  BY THE EXECUTIVE

     The Executive may terminate her employment hereunder at any time upon giving Notice of Termination if the Board of Directors substantially reduces the duties or responsibilities of the Executive.

     6.3  AUTOMATIC TERMINATION

     This Agreement and Executive's employment hereunder shall terminate automatically upon the death or total disability of Executive. The term "total
                                                                          -----
disability" as used herein shall mean Executive's inability to perform the
----------
duties set forth in Section 1 hereof for a period or periods aggregating 90 calendar days in any 12-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive's control, unless Executive is granted a leave of absence by the President. Executive and the Company hereby acknowledge that Executive's ability to perform the duties specified in Section 1 hereof is of the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Executive's death occurs or (b) immediately upon a determination by the President of Executive's total disability, as defined herein.

     6.4  NOTICE

     The term "Notice of Termination" shall mean written notice of termination
               ---------------------
of Executive's employment given at least sixty days(60) days in advance of the termination date ("Termination Date"), during which period Executive's
                   ----------------
employment and performance of services will continue; provided, however, that
                                                      --------  -------
the Company may, upon notice to Executive and without reducing Executive's compensation during such period, excuse Executive from any or all of her duties during such period. The effective date of the termination of Executive's employment hereunder shall be the Termination Date or the date on which such 60 day period expires, whichever is later.

7.   TERMINATION PAYMENTS

     In the event of termination of the employment of Executive, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 7:

     7.1  TERMINATION BY THE COMPANY

     If the Company terminates Executive's employment without Cause prior to the end of the term of this Agreement or if Executive terminates his employment pursuant to Section 6.2, Executive shall be entitled to receive (a) the annual salary, bonuses, and Earn Out Payments Executive would have received if her employment hereunder had continued until the end of the term of this Agreement and (b) any unpaid annual salary which has accrued for services already performed as of the date termination of Executive's employment becomes effective. If the Company terminates Executive's employment without Cause prior to the end of the term of this Agreement or if Executive terminates his employment pursuant to Section 6.2, then Executive may waive his right to receive the payments under (a) above and be released from all obligations under
Section 8.2 by giving the Company notice of such election within ten days after such termination. If Executive is terminated by the Company for Cause, Executive shall not be entitled to receive any of the foregoing benefits, other than those set forth in clause (b) above.

     7.2  TERMINATION BY EXECUTIVE

     In the case of the termination of Executive's employment by Executive, Executive (other than pursuant to Section 6.2) shall not be entitled to any payments hereunder, other than those set forth in clause (b) of Section 7.1 hereof.

     7.3  EXPIRATION OF TERM

     In the case of a termination of Executive's employment as a result of the expiration of the term of this Agreement, Executive shall not be entitled to receive any payments hereunder, other than those set forth in clause (b) of
Section 7.1 hereof.

     7.4  PAYMENT SCHEDULE

     All payments under this Section 7 shall be made to Executive at the same interval as payments of salary were made to Executive immediately prior to termination.

     7.5  CAUSE

     Wherever reference is made in this Agreement to termination being with or without Cause, "Cause" shall include, without limitation, the occurrence of one
                -----
or more of the following events:

          (a) Failure or refusal to carry out the lawful duties of Executive described in Section 1 hereof or any directions of the Board of Directors, which directions are reasonably consistent with the duties herein set forth to be performed by Executive;

          (b) Violation by Executive of a state or federal criminal law involving the commission of a crime against the Company or a felony;

          (c) Current use by Executive of illegal substances; deception, fraud, misrepresentation or dishonesty by Executive; any incident materially compromising Executive's reputation or ability to represent the Company with the public; any act or omission by Executive which substantially impairs the Company's business, good will or reputation; or any other misconduct; or

          (d) Any other material violation of any provision of this Agreement.

8.   NONCOMPETITION, NONSOLICITATION, AND CONFIDENTIALITY

     8.1  APPLICABILITY

     This Section 8 shall survive the termination of Executive's employment with the Company or the expiration of the term of this Agreement.

     8.2  NONCOMPETITION

     (a) Executive agrees that she will not, directly or indirectly, during her employment with the Company and for a period of two years from the date on which her employment with the Company terminates for any reason or from the date this Agreement expires, whichever is later, be employed by, consult with or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with, in any manner, any Competitor, and will not undertake any active planning for any business competitive with the Company within the geographical area described in
Schedule 1.

     (b) A "Competitor" shall include any entity which, directly or indirectly,
            ----------
(i) competes with the Company or (ii) produces, markets, distributes, or otherwise derives benefit from the production, marketing or distribution of products or services which compete with products or services then produced, marketed, distributed or otherwise provided by the Company, or the feasibility for production of which the Company is then actually studying, or which the Company is preparing to market or (iii) is developing products or services that will be in competition with the products or services then produced or being studied or developed by the Company, in each case within the geographical area described in Schedule 1 hereto.

     (c) Without limitation of Subsection (a) hereof, Executive shall be deemed to be impermissibly connected with a Competitor if the Executive is a general or limited partner, owner, investor, shareholder, employee, officer, director, member, consultant, agent, or coventurer of such Competitor; provided, however,
                                                             --------  -------
that nothing herein shall prevent the purchase or ownership by Executive of shares which constitute less than five percent (5%) of the outstanding equity securities of a publicly or privately held corporation, if Executive had no other relationship with such corporation.

     8.3  NONSOLICITATION

     Executive shall not directly or indirectly solicit, influence or entice, or attempt to solicit, influence or entice, any employee or consultant of the Company to cease his or her relationship with the Company, and shall not hire or attempt to hire such persons. Executive shall not solicit, influence, entice or in any way divert any customer, distributor, partner, joint venturer or supplier of the Company to do business or in any way become associated with any Competitor, or to terminate or diminish its relationship with the Company. This
Section 8.3 shall apply during the time period and in the geographical area described in Section 8.2 hereof.

     8.4  ASSIGNMENT OF INTELLECTUAL PROPERTY

     All concepts, designs, machines, devices, uses, processes, technology, trade secrets, works of authorship, customer lists, plans, embodiments, inventions, improvements or related work product (collectively "Intellectual
                                                                ------------
Property") which Executive develops, conceives or first reduces to writing
--------
during the term of her employment hereunder or within one year after the termination of her employment hereunder or the expiration of this Agreement, whether working alone or with others, shall be the sole and exclusive property of the Company, together with any and all Intellectual Property rights, including, without limitation, patent or copyright rights, related thereto, and Executive hereby assigns to the Company all of such Intellectual Property. Intellectual Property shall include only such concepts, designs, machines, devices, uses, processes, technology, trade secrets, customer lists, plans, embodiments, inventions, improvements and work product which (i) relate to Executive's performance of services under this Agreement, to the Company's field of business or to the Company's actual or demonstrably anticipated research or development, whether or not developed, conceived or first reduced to practice during normal business hours or with the use of any equipment, supplies, facilities or trade secret information or other resource of the Company or (ii) are developed in whole or in part on the Company's time or developed using the Company's equipment, supplies, facilities or trade secret information, or other resources of the Company, whether or not the work product relates to the Company's field of business or the Company's actual or demonstrably anticipated research.

     8.5  DISCLOSURE AND PROTECTION OF INVENTIONS

     Executive shall disclose in writing all concepts, designs, processes, technology, plans, embodiments, inventions or improvements constituting Intellectual Property to the Company promptly after the development thereof. At the Company's request and at the Company's expense, Executive will assist the Company or its designee in efforts to protect all rights relating to such Intellectual Property. Such assistance may include, without limitation, the following: (a) making application in the United States and in foreign countries for a patent or copyright on any work products specified by the Company; (b) executing documents of assignment to the Company or its designee of all of Executive's right, title and interest in and to any work product and related intellectual property rights; and (c) taking such additional action (including, without limitation, the execution and delivery of documents) to perfect, evidence or vest in the Company or its designee all right, title and interest in and to any Intellectual Property and any rights related thereto.

     8.6  NONDISCLOSURE; RETURN OF MATERIALS

     During the term of her employment by the Company and following termination of such employment, Executive will not disclose (except as required by her duties to the Company), (i) any concept, design, process, technology, trade secret, customer list, plan, embodiment, or invention, or any Intellectual Property; (ii) the financial activities, performance, or strategic planning of the Company; (iii) the identity of the customers or suppliers of the Company, or any other persons or entities with which the Company has a business relationship; or (iv) any other confidential information of the Company of which Executive becomes informed or aware during her employment with the Company or HumaTech, whether or not developed by Executive. In the event of the termination of her employment with the Company or the expiration of this Agreement, Executive will return all documents, data and other materials of whatever nature, including, without limitation, drawings, specifications, research, reports, embodiments, software and manuals to the Company which pertain to the Company, to its business, or to any Intellectual Property and shall not retain or cause or allow any third party to retain photocopies or other reproductions of the foregoing.

     8.7  ENFORCEMENT OF COVENANTS; EQUITABLE RELIEF

     Executive acknowledges that she has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon her pursuant to this Section 8. Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Executive further agrees that all goodwill of the Company and its Affiliates is their exclusive property.

     Executive acknowledges that the provisions of this Section 8 are essential to the Company, that the Company would not enter into this Agreement if it did not include this Section 8 and that damages sustained by the Company as a result of a breach of this Section 8 cannot be adequately remedied by damages, and Executive agrees that the Company, notwithstanding any other provision of this Agreement, including, without limitation, Section 14 hereof, and in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement, including, without limitation, this Section 8.

     8.8  EFFECT OF VIOLATION

     Executive and the Company acknowledge and agree that additional consideration has been given to Executive for Executive entering into this
Section 8,
such additional consideration including, without limitation, guaranteed bonus of $25,000 per year for two years and certain provisions for termination payments pursuant to Section 7 of this Agreement. Violation by Executive of this Section 8 shall relieve the Company of any obligation it has to make such bonus and termination payments, but shall not relieve Executive of any of her obligations under this Agreement, including the obligation not to compete.

     8.9  DEFINITION OF THE COMPANY

     For purposes of Sections 8.2, 8.3 and 8.6 hereof, "the Company" shall
                                                        -----------
include all subsidiaries of the Company, and any business venture in which the Company or its subsidiaries may participate.

9.   REPRESENTATIONS AND WARRANTIES

     In order to induce the Company to enter into this Agreement, Executive represents and warrants to the Company as follows:

     9.1  NO VIOLATION OF OTHER AGREEMENTS

     Neither the execution nor the performance of this Agreement by Executive will violate or conflict in any way with any other agreement by which Executive may be bound, or with any other duties imposed upon Executive by corporate or other statutory or common law.

     9.2  PATENTS, ETC.

     Executive has prepared and attached hereto as Schedule 2 a list of all inventions, patent applications and patents made or conceived by Executive prior to the date hereof, which are subject to prior agreement or which Executive desires to exclude from this Agreement, or, if no such list is attached, Executive hereby represents and warrants to the Company that there are no such inventions, patent applications or patents.

10.  CHANGE OF CONTROL AND INDEMNIFICATION AGREEMENTS

     As approved by the Board of Directors of the Company, Executive shall be entitled to Change of Control and Indemnification Agreements in substantially the same form and content as in effect between the Company and the other officers of the Company.

11.  NOTICE AND CURE OF BREACH

     Whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, other than pursuant to the definition of "Cause" set forth in
                                                             -----
Section 7.5 hereof, before such action is taken, the party asserting the breach of this Agreement shall give the other party at least ninety days(90) days prior written notice of the existence and the nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during the 90 day period.

12.  FORM OF NOTICE

     All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

     If to Executive:     Ms. Susan Browner

                          -------------------------------------------------

                          -------------------------------------------------

     With a copy to:      Manley Thaler
                          Thaler & Thaler
                          Suite 212, 1300 N. Federal Highway
                          Boca Raton, FL  33432
                          Facsimile:  (561) 391-9714

     If to the Company:   ProCyte Corporation
                          Attn:  John F. Clifford
                          P.O. Box 808
                          Redmond, WA 98073-0808
                          Facsimile:  (425) 869-8801

     With a copy to:      Dori E. Brewer
                          Perkins Coie LLP
                          1201 Third Avenue, 40th Floor
                          Seattle, WA  98101-3099
                          Facsimile:  (206) 583-8500

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

13.  ASSIGNMENT

     This Agreement is personal to Executive and shall not be assignable by Executive. Subject to the provisions of Section 6.2(ii) hereof, the Company may assign its rights hereunder to (i) any corporation resulting from any merger, consolidation or other reorganization to which the Company is a party or (ii) any corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

14.  WAIVERS

     No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

15.  ARBITRATION

     Subject to the provisions of Section 8.7 hereof, any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "AAA Rules"), conducted
                                                          ---------
by one arbitrator either mutually agreed upon by the Company and Executive or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys' fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. If, for whatever reason, this clause cannot be enforced as drafted, the obligation to arbitrate shall remain specifically enforceable in accordance with RCW Chapter 7.04, and the King County Superior Court shall have jurisdiction to

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

appoint a single arbitrator to arbitrate any disputes or claims between the parties. Any and all awards entered by an arbitrator may be entered as a judgment on an ex parte basis in the King County Superior Court, or any other court having jurisdiction over the party against whom the award is entered, and enforced according to the terms of the award. THE VENUE OF ALL HEARINGS SHALL BE IN SEATTLE, KING COUNTY, WASHINGTON.

16.  AMENDMENTS IN WRITING

     No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and Executive.

17.  GOVERNING LAW

     THIS AGREEMENT SHALL BE CONSTRUED IN ALL RESPECTS UNDER THE LAWS OF THE STATE OF WASHINGTON WITHOUT REGARD TO THE DICTATES OF CONFLICTS OF LAWS THEREOF.

18.  SEVERABILITY

     If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

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

19.  HEADINGS

     All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

20.  COUNTERPARTS

     This Agreement, and any amendment or modification entered into pursuant to
Section 15 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

21.  ENTIRE AGREEMENT

     This Agreement on and as of the date hereof constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements between the Company and Executive with respect to such subject matter are hereby superseded and nullified in their entireties.

     IN WITNESS WHEREOF, the parties have executed and entered into this Agreement as of the date set forth above.

                              EXECUTIVE:



                              /s/ Susan Browner
                              -----------------
                              Susan Browner


                              PROCYTE CORPORATION:


                              By: /s/ John F. Clifford
                                 ----------------------
                                  John F. Clifford, President and Chief
                                  Executive Officer

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